UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2013

COLEMAN CABLE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33337	36-4410887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1530 Shields Drive, Waukegan, IL	60085
(Address of principal executive offices)	(Zip Code)

(847) 672-2300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)(e) On November 2, 2012, Coleman Cable, Inc. announced the planned retirement of Richard N. Burger, the Company’s Executive Vice President, Chief Financial Officer, Secretary and Treasurer. Mr. Burger retired effective March 29, 2013 (the “Retirement Date”). Following the Retirement Date, Mr. Burger will serve as a part-time employee of the Company through December 31, 2013 pursuant to that certain letter agreement, dated March 7, 2013, between Mr. Burger and the Company. During the term of his employment, Mr. Burger will provide transition and other services to the Chief Executive Officer and the Company to assist in an effective transition of his responsibilities as Chief Financial Officer and will receive total cash compensation of $90,000 for such services.

(c) On November 2, 2012, the Company announced that Alan C. Bergschneider would succeed Mr. Burger as the Company’s Executive Vice President, Chief Financial Officer, Secretary and Treasurer. Mr. Bergschneider was appointed to fill such roles effective April 1, 2013. Mr. Bergschneider is party to a Severance and Restrictive Covenant Agreement, dated as of May 7, 2009, between Mr. Bergschneider and the Company (the “Severance Agreement”). Pursuant to the Severance Agreement, Mr. Bergschneider may terminate his employment at any time for Good Reason, which is defined as (i) a material reduction in authority, duties or responsibilities, other than due to the employee’s continued failure to substantially perform his duties with the Company or to accommodate the employee’s physical or mental illness or infirmity; (ii) a material reduction in salary, except with regard to across-the-board salary reduction; or (iii) a 50-mile relocation of the office where the employee works within two years after a change in control of the Company. The Severance Agreement requires Mr. Bergschneider to give written notice to the Board of Directors of the Company of an intention to terminate his employment for Good Reason, and the Company has 30 days after such written notice in which to remedy the condition. Mr. Bergschneider may terminate his employment without Good Reason at any time. If we terminate Mr. Bergschneider without “cause” (as defined in the Severance Agreement”) or if he terminates his employment with Good Reason, he is entitled to receive an amount equal to his annual salary to be pain in 24 semi-monthly installments. In addition, he will receive subsidized coverage under the Company’s group health plan for a period of up to 12 months and all outstanding stock options or restricted stock that vest on the passage of time shall be immediately vested. Mr. Bergschneider’s entitlement to these benefits is conditioned upon his execution of a general release of claims against the Company. In the event Mr. Bergschneider terminates his employment due to death or disability, he shall not be entitled to any additional payments after termination (other than accrued and unpaid salary and bonus as of the date of termination). In addition, the Severance Agreement contains non-compete and non-solicitation provisions that will last for one year following termination of Mr. Bergschneider’s employment. In addition, the Severance Agreement contains a confidentiality cause which is effective at all times.

SIGNATURE

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COLEMAN CABLE, INC.

Date: April 1, 2013	By:	/s/ Alan C. Bergschneider
	Name:	Alan C. Bergschneider
	Title:	Chief Financial Officer, Executive Vice President, Secretary and Treasurer